(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

EXHIBIT 10.83

SIXTH AMENDMENT TO LICENSE AGREEMENT

Finite #195-020
Vendor #000-404-285

          THIS SIXTH AMENDMENT TO THE LICENSE AGREEMENT (“Ninth Amendment”) is made as of April 29, 2004 by and between SEARS ROEBUCK AND CO., a New York corporation (“Sears”), and CONSUMER PROGRAMS INCORPORATED, a Missouri corporation (“Licensee”).

          REFERENCE is made to the License Agreement (Off Mall) made and entered into as of January 1, 1999 as previously amended (the “License Agreement”) by and between Sears and Licensee for the sale of products and services (the “Licensed Business”) at Off Premises locations.

          WHEREAS, the parties desire to amend the License Agreement to revise certain terms of the License Agreement deleting the requirements for Sears to pay for any discount or merchants fees for Third Party Credit Cards or any transaction fees for access to the Sears off-premise settlement system.

          NOW, THEREFORE, Sears and Licensee agree as follows:

1.	Section 9.2 of the License Agreement is hereby deleted in its entirety and replaced by the following:

9.2 Credit Sales.

               Subject to the terms and conditions outlined on Schedule 9.2 (the “Credit Card Conditions”), which is attached hereto and incorporated herein, Licensee shall accept the SearsCard®, Sears Premier Card® and SearsCharge PlusSM (each, a “Sears Card”) issued by Sears National Bank for payment for Authorized Merchandise/Services.  Licensee shall also accept the Sears MasterCard®, Sears Gold MasterCard®, Sears Premier Gold MasterCard® and The Great Indoors® Gold MasterCard®, each issued by Sears National Bank (each, a “Sears MasterCard Card”), any other credit card hereinafter issued by Sears National Bank and such other credit cards issued by third parties as Sears may designate from time to time (collectively, “Third Party Credit Cards”), subject to the terms and conditions outlined by the merchant agreement between Licensee and Issuer.  The merchant ID associated with the merchant agreement between Licensee and Issuer shall reflect the Licensed Business Name.  Each Sears Card and each Third Party Credit Card are referred to individually herein as a “Credit Card” and are referred to collectively herein as the “Credit Cards”. Licensee shall not attempt to suppress or discourage use of any Credit Card by any person whose name is on the Credit Card or any other authorized user of such Credit Card (collectively, the “Cardholder”).  Licensee shall accept the Credit Cards at all Licensed Business locations authorized under this Agreement for the purchase of Authorized Merchandise/Services, provided that the Credit Card transactions resulting from acceptance of each Credit Card must be in United States dollars.  The preferred method of payment is a Sears Card or a Sears MasterCard Card, and Licensee should always suggest use of a Sears Card or a Sears MasterCard Card to customers of the Licensed Business.

All Sears Card transactions shall be submitted to Sears, in the manner that Sears designates, for settlement with the issuing bank (“Issuer”).  Such Issuer shall process such transactions as if Sears had engaged in such transactions itself.  Subject to all of the terms and conditions of this Agreement, including Sears rights under Section 9.7, Sears shall pay all sums due Licensee on each sale of Authorized Merchandise/Services made by Licensee to a Cardholder that is charged to a Sears Card account (a “Sears Credit Card Sale”) in accordance with Section 9.4.  Licensee hereby grants Sears the right to accept payments and settlements by Issuer for each Sears Credit Card Sale on behalf of Licensee.  Licensee acknowledges that the Issuer shall have no further obligation with respect to Licensee regarding payments and settlements and that Licensee’s sole recourse shall be to Sears.  All losses sustained by Sears as a result of non-payment by a Cardholder on a Sears Card account shall be borne by Sears, provided that Licensee is not responsible for the non-payment and has complied with the Credit Card Conditions. Except for non-payment of a Sears Card account by a Cardholder, Sears shall have no liability whatsoever to Licensee for Sears’ failure to properly accept or reject a Cardholder’s charge.

Licensee, at its sole expense, shall enter into an appropriate merchant agreement with each Issuer to enable Licensee to accept Third Party Credit Cards.  All Third Party Credit Card transactions shall be submitted to Issuer for settlement.  All losses sustained by Licensee as a result of non-payment on a Third Party Credit Card account shall be borne solely by Licensee.  Sears shall have no liability whatsoever to Licensee for acceptance or rejection of a customer’s Third Party Credit Card charge.

Licensee may not distribute or solicit any customer applications or referrals for any Third Party Credit Cards in or through the Licensed Business.  Other than Credit Cards, Licensee shall not accept payment from customers under any other credit or financing plan without the prior written consent of the Licensing Manager.

2.	Section 9.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:

Licensee will submit the total dollar amount of transactions, including sales taxes, through the Sears settlement system.  Sears Credit Card and Third Party Credit Card transactions will be entered into the Sears settlement system as they occur. Cash transactions may be entered once daily as a single cash transaction.

A settlement between the parties shall be made at the end of each Sears fiscal month for all transactions of Licensee during such period, in accordance with Sears customary accounting procedures.  Such settlement will be done through the Sears Accounting Center designated by Sears.  Sears will advance Licensee ninety-two and one-half percent (92 ½%) of Net Sales weekly.  Such advances shall be deducted and reconciled in the next regular settlement.  All settlements and advances shall be made by electronic funds transfer (EFT) to a bank account designated by Licensee. Licensee shall pay the transaction fees for any processing service with whom Sears has an agreement to provide access for the Sears off-premise settlement system to the appropriate Sears credit system.

Licensee shall reimburse Sears at each settlement for all invoiced expenses, including any advertising expense, incurred by Sears at Licensee’s request, outstanding at the time of such settlement.  If Sears is not reimbursed at such settlement, then Sears shall have the right, but not the obligation, to retain out of Licensee’s sales receipts the amount of such expenses with interest, if any, due Sears.

3.

Licensee and Sears agree that for the period of November 20, 2002 until the execution date of this Sixth Amendment, Sears owes Licensee no reimbursement for any discount fee or merchant’s fee for Third Party Credit Cards or any reimbursement for the transaction fees for the processing service to provide access for the Sears off-premise settlement system to the Sears credit system.

Except as expressly modified by this Sixth Amendment, all other provisions of the License Agreement shall remain in full force and effect. To the extent that the terms of this Sixth Amendment are inconsistent with any of the terms of the License Agreement, the terms of this Sixth Amendment shall supercede and govern.

          IN WITNESS WHEREOF, Sears and Licensee have signed this Sixth Amendment as of the date set forth above by their duly authorized officers and agents.

SEARS, ROEBUCK AND CO.

By: /s/ John Pigott

John Pigott

Its: Vice President

CONSUMER PROGRAMS INCORPORATED

By: /s/ Jack Krings

Jack Krings

Its: President, Chief Operating Officer and Acting Chief Executive Officer